EXHIBIT 99.1

ePlus Reports Fourth Quarter and Fiscal Year 2022 Financial Results

--Robust Sales Growth Drives Significant Gains in Operating Income and Earnings--

Fourth Quarter Fiscal Year 2022

•	Net sales increased 28.1% to $451.5 million; technology segment net sales increased 26.4% to $419.4 million; service revenues increased 16.6% to $61.6 million.
•	Adjusted gross billings increased 20.8% to $638.5 million.
•	Consolidated gross profit increased 17.8% to $115.4 million.
•	Consolidated gross margin was 25.5% compared to 27.8% in last year’s quarter.
•	Net earnings increased 55.9% to $24.2 million.
•	Adjusted EBITDA increased 34.4% to $39.7 million.
•	Diluted earnings per share increased 56.9% to $0.91. Non-GAAP diluted earnings per share increased 42.3% to $1.01.

Fiscal Year 2022

•	Net sales increased 16.1% to $1,821.0 million; technology segment net sales increased 14.9% to $1,733.0 million; service revenues increased 19.0% to $240.6 million.
•	Adjusted gross billings increased 15.8% to $2,620.6 million.
•	Consolidated gross profit increased 17.1% to $461.0 million.
•	Consolidated gross margin was 25.3%, an increase of 20 basis points.
•	Net earnings increased 41.9% to $105.6 million.
•	Adjusted EBITDA increased 32.6% to $170.0 million.
•	Diluted earnings per share increased 41.9% to $3.93. Non-GAAP diluted earnings per share increased 37.6% to $4.39.

HERNDON, VA – May 25, 2022 – ePlus inc. (NASDAQ:  PLUS), a leading provider of technology and financing solutions, today announced financial results for the three months and fiscal year ended March 31, 2022.

Management Comment

“Fiscal 2022 marked a highly successful year for ePlus, as we generated strong financial results while investing in our people and capabilities to enhance long-term growth,” said Mark Marron, president and chief executive officer of ePlus. “Reflecting broad-based growth in our technology segment, fourth quarter net sales rose 28% to nearly $452 million, capping off an outstanding year in which consolidated net sales grew 16% to $1.8 billion. Our results again demonstrated the scalability and operating leverage in our business, as diluted earnings per share increased nearly 57% in the fourth quarter and over 40% for fiscal 2022.”

Mr. Marron continued, “Our wide range of capabilities, providing both services and solutions, empowers our customers to accelerate their digital transformation and harness the power of technology to drive innovation. We continue to experience strong demand for cloud infrastructure, cybersecurity and networking, where our expertise and strategic partnerships enable us to deliver integrated and agile solutions in these rapidly evolving, high-growth markets.”

Prior Period Reclassifications due to Stock Split

Reclassifications of prior period amounts related to number of shares and per share amounts have been made to conform to the current period presentation due to the December 13, 2021, two-for-one stock split.

Fourth Quarter Fiscal 2022 Results

For the fourth quarter ended March 31, 2022, as compared to the fourth quarter ended March 31, 2021:

Consolidated net sales increased 28.1% to $451.5 million, from $352.6 million.

Technology segment net sales increased 26.4% to $419.4 million, from $331.8 million due to higher sales of product and services. Service revenues increased 16.6% to $61.6 million, from $52.9 million due to increases in professional services and managed services.  Adjusted gross billings increased 20.8% to $638.5 million from $528.6 million.

Financing segment net sales increased 54.4% to $32.1 million, from $20.8 million mainly due to higher post-contract revenue from early lease buyouts.

Consolidated gross profit increased 17.8% to $115.4 million, from $97.9 million. Consolidated gross margin was 25.5%, down from 27.8% last year, primarily due to lower margins from our financing segment combined with lower service margins, partially offset by higher product margin in our technology segment. The decrease in margins from our financing segment was due to a large early lease buyout in the current quarter, while the decline in service margins was due to an increase in both internal and third-party costs.

Operating expenses were $80.9 million, up 8.9% from $74.3 million last year, primarily due to increases in variable compensation stemming from higher gross profit, and higher salaries and benefits.  Our headcount at the end of the quarter was 1,577, up 17 from a year ago.

Consolidated operating income increased 46.1% to $34.5 million.

Our effective tax rate for the current quarter was 29.6%, lower than the prior year quarter of 32.6%, due to higher non-deductible compensation in the prior year.

Net earnings increased 55.9% to $24.2 million.

Adjusted EBITDA increased 34.4% to $39.7 million, from $29.6 million.

Diluted earnings per share was $0.91, compared with $0.58 in the prior year quarter. Non-GAAP diluted earnings per share was $1.01, compared with $0.71 last year.

Fiscal Year 2022 Results

For the fiscal year ended March 31, 2022, as compared to the fiscal year ended March 31, 2021:

Consolidated net sales increased 16.1% to $1,821.0 million, from $1,568.3 million.

Technology segment net sales increased 14.9% to $1,733.0 million, from $1,508.0 million due to higher sales of product and services. Service revenues increased 19.0% to $240.6 million, from $202.2 million due to increases in professional services and managed services.  Adjusted gross billings was $2,620.6 million, an increase of 15.8% from $2,263.9 million.

Financing segment net sales increased 45.7% to $88.0 million, from $60.4 million, primarily due to higher proceeds from sales of equipment, including early lease buyouts as well as sales of equipment at the end of the lease term.

Consolidated gross profit increased 17.1% to $461.0 million, from $393.6 million. Consolidated gross margin was 25.3%, up from 25.1% last year, due to higher product margin and a higher proportion of sales recorded on a net basis in our technology segment.

Operating expenses were $313.7 million, up 9.2% from $287.2 million last year, primarily due to increases in variable compensation stemming from higher gross profit, higher healthcare costs, software license and maintenance, and travel expenses, as well as higher depreciation and amortization due to the acquisition of SMP on December 31, 2020.

Consolidated operating income increased 38.5% to $147.3 million.

Our effective tax rate for the current year period was 28.1%, lower than last year of 30.4% due to prior year’s unfavorable adjustments to the federal benefit from state taxes and non-deductible executive compensation.

Net earnings increased 41.9% to $105.6 million.

Adjusted EBITDA increased 32.6% to $170.0 million, from $128.2 million.

Diluted earnings per share was $3.93, compared with $2.77 in the prior year. Non-GAAP diluted earnings per share was $4.39, compared with $3.19 last year.

Balance Sheet Highlights

As of March 31, 2022, ePlus had cash and cash equivalents of $155.4 million, compared with $129.6 million as of March 31, 2021.  Inventory, which represents equipment ordered by customers but not yet delivered, increased 121.6% from March 31, 2021, and 5.0% sequentially, due to ongoing projects with customers coupled with some impact from continued supply chain constraints.  Total stockholders’ equity was $660.7 million, compared with $562.4 million as of March 31, 2021.  Total shares outstanding were 26.9 million on March 31, 2022 and 27.0 million on March 31, 2021.

Summary and Outlook

“We enter fiscal 2023 with solid momentum, supported by the strength of our backlog and healthy market fundamentals as enterprise technology investments remain a top priority. We continue to successfully execute on our growth strategy, expanding our market share by strengthening our relationships with existing customers and leveraging our expertise and capabilities across the technology stack to capture new business opportunities.

Mr. Marron concluded, “We believe the outlook for IT spending in 2022 remains favorable, positioning ePlus for continued growth. Against this backdrop, lead times are extending for certain technologies, which we anticipate will serve to extend project implementations throughout the year. To navigate this environment, we continue to work closely with our extensive roster of technology partners to deliver timely, innovative solutions that solve our customers’ complex IT challenges.”

Recent Corporate Developments/Recognitions

•	In the month of March, ePlus:

o
Announced the commencement of its 2022 Girls Re-Imagining Tomorrow Program, which introduces school-aged girls to technology-based careers with an emphasis on cybersecurity and artificial intelligence.

	o	Was named to the CRN 2022 Tech Elite 250 list for the ninth year.
	o	Announced a stock repurchase program with the authorization to purchase up to one million shares.
	o	Announced it earned multiple attestations for controls surrounding its Managed Services Center, Cloud Hosted Services, Services Desk, Warehousing Operations and OneSource family of products.

•	In the month of February:

	o	Was recognized on CRN’s 2022 Managed Service Provider (MSP) 500 List in the Elite 150 category for the fifth consecutive year.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on May 25, 2022:

Audio Webcast (Live & Replay): https://events.q4inc.com/attendee/586961564
Live Call:	(888) 330-2469 (toll-free/domestic)
(240) 789-2740 (international)
Replay:	(800) 770- 2030 (toll-free/domestic)
(647) 362-9199 (international)
Passcode:	5403833 (live call and replay)

The replay of this webcast will be available approximately two hours after the call concludes and be available through June 1, 2022.

About ePlus inc.

ePlus is a leading consultative technology solutions provider that helps customers imagine, implement, and achieve more from their technology.  With the highest certifications from top technology partners and lifecycle services expertise across key areas including security, cloud, data center, collaboration, networking, and emerging technologies, ePlus transforms IT from a cost center to a business enabler.  Founded in 1990, ePlus has more than 1,500 associates serving a diverse set of customers in the U.S., Europe, and Asia-Pac.  The Company is headquartered at 13595 Dulles Technology Drive, Herndon, VA, 20171.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook, LinkedIn, Twitter and Instagram.

ePlus, Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, the duration and impact of the COVID-19 pandemic and the efficacy of vaccine roll-outs, which could materially adversely affect our financial condition and results of operations and has resulted worldwide in governmental authorities imposing numerous unprecedented measures to try to contain the virus that has impacted and may further impact our workforce and operations, the operations of our customers, and those of our respective vendors, suppliers, and partners; national and international political instability fostering uncertainty and volatility in the global economy including exposure to fluctuation in foreign currency rates, interest rates, and  inflation, including increases in our costs and price increases to our customers which may result in adverse changes in our gross profit; reduction of vendor incentives provided to us; significant and rapid inflation may cause price, wage, and interest rate increases, as well as increases in operating costs which may impact the arrangements that have pricing commitments over the term of the agreement; restrictions on our access to capital necessary to fund our operations; our ability to successfully perform due diligence and integrate acquired businesses; disruptions or a security breach in our or our vendors’ IT systems and data and audio communication networks; supply chain issues, including a shortage of IT products, may increase our costs or cause a delay in fulfilling orders, or completing professional services, resulting in an adverse impact on our financial results; the possibility of goodwill impairment charges in the future; significant adverse changes in, reductions in, or losses of relationships with one or more of our larger volume customers or vendors; a possible decrease in the capital spending budgets of our customers or a decrease in purchases from us; our ability to raise capital, maintain or increase as needed our lines of credit with vendors or floor planning facility, or obtain debt for our financing transactions; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration and other key strategies; the creditworthiness of our customers and our ability to reserve adequately for credit losses; our ability to secure our own and our customers’ electronic and other confidential information and remain secure during a cyber-security attack; future growth rates in our core businesses; the impact of competition in our markets; domestic and international economic regulations uncertainty (e.g., tariffs, sanctions, and trade agreements); our reliance on third parties to perform some of our service obligations to our customers; the possibility of defects in our products or catalog content data; our ability to adapt to changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service and software as a service; our ability to realize our investment in leased equipment; maintaining and increasing advanced professional services by recruiting and retaining highly skilled, competent personnel and vendor certifications; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31, 2022	March 31, 2021
ASSETS

Current assets:
Cash and cash equivalents	$155,378	$129,562
Accounts receivable—trade, net	430,380	391,567
Accounts receivable—other, net	48,673	41,053
Inventories	155,060	69,963
Financing receivables—net, current	61,492	106,272
Deferred costs	32,555	28,201
Other current assets	13,944	10,976
Total current assets	897,482	777,594

Financing receivables and operating leases—net	64,292	90,165
Deferred tax asset—net	5,050	1,468
Property, equipment and other assets	45,586	42,289
Goodwill	126,543	126,645
Other intangible assets—net	27,250	38,614
TOTAL ASSETS	$1,166,203	$1,076,775

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$136,161	$165,162
Accounts payable—floor plan	145,323	98,653
Salaries and commissions payable	39,602	36,839
Deferred revenue	86,469	72,802
Recourse notes payable—current	7,316	5,450
Non-recourse notes payable—current	17,070	50,397
Other current liabilities	28,095	30,061
Total current liabilities	460,036	459,364

Non-recourse notes payable—long term	5,792	12,658
Deferred tax liability—net	4,108	5,664
Other liabilities	35,529	36,679
TOTAL LIABILITIES	505,465	514,365

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $.01 per share par value; 50,000 shares authorized; 26,886 outstanding at March 31, 2022 and 27,006 outstanding at March 31, 2021	270	145
Additional paid-in capital	159,480	152,366
Treasury stock, at cost, 130 shares at March 31, 2022 and 1,987 shares at March 31, 2021	(6,734)	(75,372)
Retained earnings	507,846	484,616
Accumulated other comprehensive income—foreign currency translation adjustment	(124)	655
Total Stockholders' Equity	660,738	562,410
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,166,203	$1,076,775

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021

Net sales
Product	$389,870	$299,750	$1,580,394	$1,366,158
Services	61,649	52,857	240,625	202,165
Total	451,519	352,607	1,821,019	1,568,323

Cost of sales
Product	296,277	222,566	1,210,943	1,049,677
Services	39,891	32,157	149,094	125,092
Total	336,168	254,723	1,360,037	1,174,769

Gross profit	115,351	97,884	460,982	393,554

Selling, general, and administrative	76,964	69,517	297,117	271,263
Depreciation and amortization	3,270	3,951	14,646	13,951
Interest and financing costs	641	826	1,903	2,005
Operating expenses	80,875	74,294	313,666	287,219

Operating income	34,476	23,590	147,316	106,335

Other income (expense)	(55)	(524)	(432)	571

Earnings before taxes	34,421	23,066	146,884	106,906

Provision for income taxes	10,176	7,513	41,284	32,509

Net earnings	$24,245	$15,553	$105,600	$74,397

Net earnings per common share—basic	$0.91	$0.58	$3.96	$2.79
Net earnings per common share—diluted	$0.91	$0.58	$3.93	$2.77

Weighted average common shares outstanding—basic	26,553	26,646	26,638	26,674
Weighted average common shares outstanding—diluted	26,703	26,832	26,866	26,834

Technology Segment
	Three Months Ended March 31,			Year Ended March 31,
	2022	2021	Change	2022	2021	Change
	(in thousands)			(in thousands)

Net sales
Product	$357,753	$278,944	28.3%	$1,492,411	$1,305,789	14.3%
Services	61,649	52,857	16.6%	240,625	202,165	19.0%
Total	419,402	331,801	26.4%	1,733,036	1,507,954	14.9%

Cost of sales
Product	276,352	215,768	28.1%	1,175,789	1,036,627	13.4%
Services	39,891	32,157	24.1%	149,094	125,092	19.2%
Total	316,243	247,925	27.6%	1,324,883	1,161,719	14.0%

Gross profit	103,159	83,876	23.0%	408,153	346,235	17.9%

Selling, general, and administrative	73,321	65,691	11.6%	283,690	256,210	10.7%
Depreciation and amortization	3,243	3,923	(17.3%)	14,535	13,839	5.0%
Interest and financing costs	235	255	(7.8%)	928	521	78.1%
Operating expenses	76,799	69,869	9.9%	299,153	270,570	10.6%

Operating income	$26,360	$14,007	88.2%	$109,000	$75,665	44.1%
Adjusted gross billings	$638,452	$528,582	20.8%	$2,620,614	$2,263,865	15.8%
Adjusted EBITDA	$31,542	$19,907	58.4%	$131,353	$97,219	35.1%

Technology Segment Net Sales by Customer End Market
	Twelve Months Ended March 31,
	2022	2021	Change

Telecom, Media, & Entertainment	29%	25%	4%
Healthcare	16%	13%	3%
Technology	14%	17%	(3%)
SLED	14%	16%	(2%)
Financial Services	9%	13%	(4%)
All others	18%	16%	2%
Total	100%	100%

Financing Segment
	Three Months Ended March 31,			Year Ended March 31,
	2022	2021	Change	2022	2021	Change
	(in thousands)			(in thousands)

Net sales	$32,117	$20,806	54.4%	$87,983	$60,369	45.7%
Cost of sales	19,925	6,798	193.1%	35,154	13,050	169.4%
Gross profit	12,192	14,008	(13.0%)	52,829	47,319	11.6%

Selling, general, and administrative	3,643	3,826	(4.8%)	13,427	15,053	(10.8%)
Depreciation and amortization	27	28	(3.6%)	111	112	(0.9%)
Interest and financing costs	406	571	(28.9%)	975	1,484	(34.3%)
Operating expenses	4,076	4,425	(7.9%)	14,513	16,649	(12.8%)

Operating income	8,116	$9,583	(15.3%)	$38,316	$30,670	24.9%
Adjusted EBITDA	8,198	$9,668	(15.2%)	$38,651	$31,026	24.6%

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information: (i) Adjusted Gross Billings, (ii) Adjusted EBITDA, (iii) Segment Adjusted EBITDA, (iv) non-GAAP Net Earnings and (v) non-GAAP Net Earnings per Common Share - Diluted.

We define adjusted gross billings as our technology segment net sales calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party maintenance, software assurance and subscription/SaaS licenses, and services.

We define adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, share based compensation, acquisition and integration expense, provision for income taxes, and other income (expense). Segment adjusted EBITDA is defined as operating income calculated in accordance with GAAP, adjusted for interest expense, share based compensation, acquisition and integration expenses, and depreciation and amortization. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses.

Non-GAAP net earnings and non-GAAP net earnings per common share – diluted are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition related amortization expense, and the related tax effects.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate non-GAAP adjusted gross billings, adjusted EBITDA, non-GAAP net earnings and non-GAAP net earnings per common share or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021
	(in thousands)

Technology segment net sales	$419,402	$331,801	$1,733,036	$1,507,954
Costs incurred related to sales of third-party maintenance, software assurance and subscription / SaaS licenses, and services	219,050	196,781	887,578	755,911
Adjusted gross billings	$638,452	$528,582	$2,620,614	$2,263,865

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021
	(in thousands)
Consolidated

Net earnings	$24,245	$15,553	$105,600	$74,397
Provision for income taxes	10,176	7,513	41,284	32,509
Depreciation and amortization [1]	3,270	3,951	14,646	13,951
Share based compensation	1,759	1,740	7,114	7,167
Acquisition and integration expense	-	39	-	271
Interest and financing costs	235	255	928	521
Other (income) expense [2]	55	524	432	(571)
Adjusted EBITDA	$39,740	$29,575	$170,004	$128,245

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021
	(in thousands)
Technology Segment
Operating income	$26,360	$14,007	$109,000	$75,665
Depreciation and amortization [1]	3,243	3,923	14,535	13,839
Share based compensation	1,704	1,683	6,890	6,923
Acquisition and integration expense	-	39	-	271
Interest and financing costs	235	255	928	521
Adjusted EBITDA	$31,542	$19,907	$131,353	$97,219

Financing Segment
Operating income	$8,116	$9,583	$38,316	$30,670
Depreciation and amortization [1]	27	28	111	112
Share based compensation	55	57	224	244
Adjusted EBITDA	$8,198	$9,668	$38,651	$31,026

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021
	(in thousands)
GAAP: Earnings before taxes	$34,421	$23,066	$146,884	$106,906
Share based compensation	$1,759	1,740	7,114	7,167
Acquisition and integration expense	-	39	-	271
Acquisition related amortization expense [3]	2,218	2,730	10,072	9,116
Other (income) expense [2]	55	524	432	(571)
Non-GAAP: Earnings before taxes	38,453	28,099	164,502	122,889

GAAP: Provision for income taxes	10,176	7,513	41,284	32,509
Share based compensation	520	567	2,014	2,188
Acquisition and integration expense	-	13	-	78
Acquisition related amortization expense [3]	647	874	2,803	2,730
Other (income) expense [2]	16	171	120	(143)
Tax benefit on restricted stock	-	-	317	(40)
Non-GAAP: Provision for income taxes	11,359	9,138	46,538	37,322

Non-GAAP: Net earnings	$27,094	$18,961	$117,964	$85,567

	Three Months Ended March 31,		Year Ended March 31,
	2022	2021	2022	2021

GAAP: Net earnings per common share – diluted	$0.91	$0.58	$3.93	$2.77

Share based compensation	0.05	0.05	0.20	0.19
Acquisition and integration expense	-	-	-	0.01
Acquisition related amortization expense [3]	0.05	0.07	0.26	0.24
Other (income) expense [2]	-	0.01	0.01	(0.02)
Tax benefit on restricted stock	-	-	(0.01)	-
Total non-GAAP adjustments – net of tax	0.10	0.13	0.46	0.42

Non-GAAP: Net earnings per common share – diluted	$1.01	$0.71	$4.39	$3.19

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Interest income and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.